Exhibit 99.1

FOR IMMEDIATE RELEASE

April 29, 2010

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Earnings

DALLAS, TEXAS – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $15.6 million for the quarter ended March 31, 2010.

Total assets at March 31, 2010 were $58.7 billion, compared with $65.1 billion at December 31, 2009. The decrease in total assets for the first quarter was largely attributable to a decline in the Bank’s advances to member institutions. Advances were $42.6 billion at March 31, 2010, compared with $47.3 billion at December 31, 2009.

The Bank’s operating results for the quarter ended March 31, 2010 included credit-related other-than-temporary impairment charges of $0.6 million on five of its investments in non-agency (private-label) residential mortgage-backed securities (RMBS). The unpaid principal balance of the Bank’s 40 non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $488.1 million at March 31, 2010, compared with $515.4 million at December 31, 2009.

The Bank’s retained earnings increased to $369.5 million at March 31, 2010, from $356.3 million at December 31, 2009. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings increased from $66.6 million at December 31, 2009 to $68.8 million at March 31, 2010. At all times during the quarter ended March 31, 2010, the Bank was in compliance with all of its regulatory capital requirements.

Additional selected financial data as of and for the quarter ended March 31, 2010 is set forth below. Further discussion and analysis regarding the Bank’s first quarter results will be included in its Form 10-Q for the quarterly period ended March 31, 2010 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three Months Ended March 31, 2010
(Unaudited, in thousands)

	March 31, 2010	December 31, 2009
Selected Statement of Condition Data:
Investments (1)	$14,854,980	$13,491,819
Advances	42,627,506	47,262,574
Mortgage loans held for portfolio, net	248,487	259,617
Total assets	58,696,797	65,092,076
Consolidated obligations, net	53,895,754	60,277,884
Mandatorily redeemable capital stock	7,579	9,165
Capital stock — putable	2,311,212	2,531,715
Retained earnings	369,485	356,282
Total accumulated other comprehensive
income (loss)	(68,177)	(65,965)
Total capital (2)	2,612,520	2,822,032

For the Three
Months Ended
March 31, 2010
Selected Statement of Income Data:
Net interest income	$64,185
Credit component of other-than-temporary
impairment losses	(568)
Other income (loss)	(24,565)
Total other expense	17,832
Total assessments	5,631
Net income	15,589

(1)	Investments consist of interest-bearing deposits, federal funds sold, trading securities and held-to-maturity securities.
(2)	As of March 31, 2010 and December 31, 2009, total regulatory capital was
$2,688,276 and $2,897,162, respectively, which represented 4.58 percent and 4.45 percent, respectively, of total assets as of those dates.

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